CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-271676 on Form S-6 of our report dated July 7, 2023, relating to the financial statements of FT 10828, comprising Target Dvd. Dbl. Play 3Q '23 - Term 10/9/24 (Target Dividend Double Play Portfolio, 3rd Quarter 2023 Series) and Target Dvd. Triple Play 3Q '23 (Target Dividend Triple Play Portfolio, 3rd Quarter 2023 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 7, 2023